                                  TYREX OIL COMPANY

                       Notice of Annual Meeting of Shareholders
                            To Be Held on April 30, 1998

     Notice is hereby given that the Annual meeting of Shareholders of Tyrex Oil Company, a Wyoming corporation, will be convened at 3:00 p.m. on Thursday, April 30, 1998 at the offices of the Company, 6886 S. Yosemite Street, Englewood, Colorado, for the following purposes:

     1. To approve a 1:10 reverse stock split of its $0.01 par value common stock issued and outstanding;

     2.   To ratify the adoption of the Company's 1998 Stock Option Plan;

     3. To elect a Board of Directors consisting of five members to hold office until the next annual meeting of shareholders and until their successors shall be elected and shall qualify;

     4. To ratify the change in the Company's legal name to 3Si Holdings, Inc.;

     5. To ratify the appointment of John M. Hanson & Company, P.C., as independent auditors of the Company for the fiscal year ending June 30, 1998; and,

     6. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on April 9, 1998 will be entitled to vote at the Meeting.

     A proxy statement explaining the matters to be acted upon at the Annual Meeting is enclosed.

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU CANNOT ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED AT THE MEETING. YOUR VOTE IS IMPORTANT.

                                    By the Board of Directors,




                                    F. Larry Valdez, Chairman

Englewood, Colorado
April 10, 1998

                                 TYREX OIL COMPANY
                              6886 S. YOSEMITE STREET
                             ENGLEWOOD, COLORADO 80112

                                  PROXY STATEMENT

                           ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD APRIL 30, 1998

                                      GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Tyrex Oil Company (the "Company"), to be used at the Annual Meeting of Shareholders (the "Meeting") to be held at the offices of the Company, 6886 S. Yosemite Street, Englewood, Colorado, on Thursday, April 30,1998 at 3 p.m. MST for the purposes set forth in the accompanying Notice of Annual Meeting. This statement was sent to shareholders of the Company on or about April 10, 1998.

                              SOLICITATION OF PROXIES

     The shares covered by the enclosed Proxy, if such is properly executed and received by the Board of Directors prior to the Meeting, will be voted in favor of the proposals to be considered, and in favor of the election of five nominees to the Board of Directors as listed in "Election of Directors" below, unless such proxy specifies otherwise or the authority to vote in the election of directors has been withheld. A proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Company at its above address. Shareholders may vote their shares in person if they attend the Meeting, even if they have executed and returned a proxy.

                              PURPOSE OF THE MEETING

     The matters to be brought before the Meeting are the approval of the 1:10 reverse stock split of the Company's $0.01 par value common shares issued and outstanding, approval of the Company's 1998 Stock Option Plan, the election of directors to serve for the ensuing year, the ratification of the name change of the Company from Tyrex Oil Company to 3Si Holdings, Inc. and the ratification of John M. Hanson & Company, P.C. as the Company's auditors.

                                VOTING SECURITIES

     Only shareholders of record at the close of business on April 9, 1998 will be entitled to vote at the Meeting. On that date, there were issued and outstanding 33,756,798 shares of Company's $0.01 par value common stock ("Common Stock"), entitled to one vote per share. In the reverse stock split, 1998 stock option plan and election of directors, cumulative voting is not permitted.

     A majority of the outstanding Common Stock (the presence in person or by proxy of at least 16,878,400 shares) will constitute a quorum for the transaction of business at the meeting. The vote of a majority of such quorum is needed to effect the reverse stock split, approve the stock option plan, elect directors, ratify the name change and the Company's auditors.

     As a result of the merger transaction between Tyrex Oil Company and 3Si, Inc. in May 1997, the three 3Si shareholders (Frederick J. Slack, Frank W. Backes, and F. Larry Valdez) hold and vote 83.4% of the Common Shares of the Company. The 3Si shareholders intend to vote in favor of all the matters (1 through 5 in the Notice of Annual Meeting) to be brought before the Meeting.

                                REVERSE STOCK SPLIT

   The Board of Directors of the Company is proposing a 1:10 reverse stock split. This reverse stock split will assist the Company in its capital raising efforts as well as its intent to reapply for qualification on the NASDAQ stock market. On January 20, 1998, the Company was informed that its appeals to not be formally de-listed on the NASDAQ stock market were denied. As such, the Company's stock is currently traded on the over the counter market ("pink
sheets").   Even with the approval and implementation of this reverse stock split of the Company's Common Stock, there is no guarantee that the Company will be able to qualify on the NASDAQ stock market.

   The 1:10 reverse stock split of the Company's Common Stock will reduce the number of shares issued and outstanding on a pro-rata basis and adjust the par value of the stock to as follows:

                                        Currently      Post-Split
                                        ---------      ----------
     Par value                              $0.01           $0.10
     Shares issued                     39,762,424       3,976,242
     Shares outstanding                33,756,798       3,375,680
     Shares in treasury                 6,050,626         605,063
     Shares held by non-affiliates      5,158,565         515,857

   The Company intends to make the reverse stock split effective as of the date of this meeting, April 30, 1998. The authorized shares of the Company's common stock will remain 50,000,000 shares subsequent to the reverse stock split.

                RATIFICATION OF COMPANY'S 1998 STOCK OPTION PLAN

   On January 21, 1998, the Board of Directors of the Company adopted, subject to shareholder approval and ratification, the 3Si 1998 Option Plan (the "1998 Plan"). The 1998 Plan is intended to advance the interests of the Company and its shareholders by encouraging and enabling selected officers, directors and key employees upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, to acquire and retain proprietary interest in the Company by ownership of its stock. The following summary of the material terms of the 1998 Plan is qualified in its entirety by reference to the complete text of the 1998 Plan which is attached as Exhibit 1 to this Proxy Statement.

   Under the terms of the 1998 Plan, up to 500,000 shares (post-reverse split) of the authorized but unissued shares of Common Stock of the Company may be issued to directors, officers and employees of the Company. All classes of employees are eligible to participate in the 1998 Plan.

   Options are granted by the Board of Directors. The grantee is then notified of the grant of the option, and if he/she accepts such grant, enters into a written Stock Option Agreement.

   The 1998 Plan shall terminate on March 20, 2008. No option may be exercised more than ten (10) years after the date the option is granted.

   The option price cannot be less than 100% of the fair market value of the Stock at the time the option is granted. Options are not transferable other than by will or descent, and may not be pledged or hypothecated.

   Upon termination of an optionee's employment with the Company, his or her option privileges shall be terminated unless the Board of Directors, in its sole discretion, elects to continue the options. The granting of an option to an eligible person does not alter in any way the Company's existing rights to terminate such person's employment at any time for any reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the 1998 Plan.

   If an optionee dies while in the employ of the Company or any subsidiary, his or her option privileges shall be limited to the shares which were immediately purchasable by him/her at the date of death and such option privileges shall expire unless exercised by his/her successor within one hundred eighty (180) days after the date of death.

   The Board of Directors has the right to suspend or terminate the 1998 Plan at any time, or to amend it from time to time, provided that no amendment may increase the maximum number of shares for which options may be granted, change the option price, change the provisions regarding the expiration date of the options, or change the term of the 1998 Plan, without stockholder approval.

   The Board of Directors recommends that shareholders vote FOR ratification of the Company's 1998 Stock Option Plan.

                             ELECTION OF DIRECTORS

   The Company has no nominating or similar committee of its Board of Directors; therefore, it is the recommendation of the Board of Directors that the Board for the coming year, and until successors have been duly elected and qualified, shall consist of five members.

   Unless the authority is withheld, it is intended that the shares represented by your proxy will be voted for the election of the five nominees named below, all of whom are presently members of the Board of Directors, subsequent to the merger between Tyrex and 3Si. If any nominees should not serve for any reason, or if a vacancy should occur before the election (which is not anticipated) your proxy will be voted for any person who is designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to expect that any nominee will be unable to serve. There is no arrangement between any of the nominees and any other person pursuant to which he was or is to be elected as a director or nominee, nor is there any family relationship between or among any nominees or the executive officers of the Company.

   The following sets forth information as of the record date for the Meeting concerning each nominee, including such person's ownership of Common Stock, (the Company's only class of voting securities) on an individual basis and ownership by all nominees of the Company as a group:

                                                   Period of Service        Shares
                          Position with              as Director or      beneficially
Name and Age               The Company                   Officer            owned (1)   Percent
------------               -----------                   -------            ---------   -------
Frederick J. Slack      President, CEO, and             5/28/97              938,778      27.8%
Age: 43                 a Director                    to present (3Si)
Frank W. Backes         Vice President and              5/28/97              938,778      27.8%
Age: 37                 a Director                    to present (3Si)
Felipe L. Valdez        Chairman of the Board,          5/28/97              938,778      27.8%
Age: 45                 COO and Treasurer             to present (3Si)
Tom N. Richardson       A Director                      7/10/86               18,872     < 1.0%
Age: 48                                               to present (Tyrex)
Doris K. Backus         Secretary and                   12/5/91                5,357     < 1.0%
Age: 44                 a Director                    to present (Tyrex)

All Directors as a Group                                                   2,840,563      84.1%

---------------
(1) Post-reverse split shares. Beneficial ownership results in each case from the possession of sole or shared voting and investment power with respect to the shares.

FREDERICK J. SLACK has served as Chief Executive Officer and a Director of 3Si since August 1993. Mr. Slack received his B.A. degree in Education in 1977 from the University of Northern Colorado. Mr. Slack began his business career as a Methods and Procedures Analyst for National Farmers Union Insurance in Denver, where he was first introduced to mainframe computer environments. Mr. Slack then went to work as the Western Territory Sales Manager for Travenol Labs selling hospital/medical information systems involving IBM equipment. In 1986, Mr. Slack became a sales/project manager for Digital Equipment Corporation. Initially, Mr. Slack served as one of the project managers within the LSST (Large Systems Selling Team) which focused on large complex, $1,000,000 solutions to larger customers. LSST selling required multi-computer system disciplines including hardware, software, consulting, training and implementation. Mr. Slack then moved his sales expertise and success, into the Government Sales Division for Digital. Over the next 5 years, Mr. Slack served as project manager for similarly large, sophisticated government customers with mission critical, classified systems needs. Mr. Slack's responsibilities included writing "white papers", preparing and presenting bids and proposals, negotiating contracts, and implementation of contracts once awarded. Mr. Slack, throughout his career, has been involved in preparing personal, division and corporate budgets and implementation of those budgets at all levels.

FRANK W. BACKES has served as Director of Technology and a Director of 3Si since August 1993. Mr. Backes received his B.S.E.E.degree in Semiconductor Physics in 1984. Mr. Backes started his career working for Science Applications International Corporation designing Command and Control systems for the Department of Defense. Mr. Backes' accomplishments in the field of Command and Control systems include: research and successful development of client-server based systems in 1987; dynamic user interface designs in 1988 using Ada and PHIGS; implementing 3-D graphics for display of command center information in 1989; training and working in combat position as an orbital analyst in the Space Surveillance Center at NORAD; and, designing and implementing several command centers pushing the development of state of the art high availability techniques. In 1989, Mr. Backes went to work for Digital Equipment Corporation as a computer industry analyst. In addition to his work in the computer industry Mr. Backes has utilized his skills in working with and teaching students from elementary schools to high schools. One project was coordination, management and teaching students to interact, over the Internet, with the Mars Land Rover developed by Jet Propulsion Lab for NASA. This project was the first time that anyone outside of NASA was given the opportunity to send commands over the Internet to the Mars rover. Other projects include coaching Odyssey of the Mind teams and working as a tutor for students in math and science.

FELIPE LARRY VALDEZ has served as Chief Operating Officer and a Director of 3Si since August 1993. Mr. Valdez began his career working in telecommunications electronic manufacturing operations in Logistics, Production and Inventory planning in 1971. Mr. Valdez moved from telecommunications manufacturing to computer manufacturing when he joined Digital Equipment Corporation in 1977 in its Albuquerque Operations as an Inventory Control Planner. Shortly after that, Mr. Valdez relocated to Digital's Colorado Springs operations where he was responsible for New Product introduction on a variety of leading technology storage products.
Mr. Valdez was promoted into Digital's Customer Support Center where he led technical support teams in providing remote support to a variety of customers
on a national level.   Mr. Valdez joined Digital's Software Support
organization where he led technical and business consultants in providing pre- and post-sales support to Digital's Sales Representatives in major
Federal Government and Commercial Accounts.   Mr. Valdez' teams were
successful at winning and deploying numerous programs for Digital Equipment where both he, individually, and his teams, collectively, were recognized numerous times for their accomplishments. Mr. Valdez obtained Bachelor and Masters Degrees in Business Administration while employed full-time. In 1997, Mr. Valdez was selected by the University of Phoenix as a faculty member in its Organization Behavior studies program where he teaches Organization Communications courses.

TOM N. RICHARDSON graduated from the University of Wyoming in 1972 with a B.S. degree in Business Administration. From 1976 to 1980, he worked as a Landman and Contracts Supervisor for Gulf Oil Corporation in Casper, Wyoming. In 1980, he joined the Company as Manager of Land. He was elected President and Chief Financial Officer of the Company in March 1994. He is a Certified Professional Landman, a member of the Wyoming Association of Professional Landmen and a member of the American Association of Professional

Landmen. Mr. Richardson has been a member of the Board of Directors of Tyrex since July 10, 1986. On December 31, 1997, subsequent to the completion of the Company's self-tender offer, Mr. Richardson tendered his resignation as an officer of the Company but remains as a member of the Board of Directors. He is currently an independent oil producer.

DORIS K. BACKUS graduated from the National College of Business in 1974 with an Associate's Degree as a legal secretary. She has over 20 years experience in various areas of the oil and gas business and has been employed by the Company since 1983. Ms. Backus has been a member of the Board of Directors of Tyrex since December 5, 1991. Ms. Backus is currently the Secretary of the Company and remains as a member of the Board of Directors. She currently owns and operates her own candy distribution company, Sweets & Treats.

   No family relationship exists between or among any of the nominees and executive officers of the Company. Except as disclosed above, none of the nominees are directors of any other company having a class of equity securities registered under or required to file periodic reports pursuant to the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940, as amended.

                                EXECUTIVE COMPENSATION

COMPENSATION

   The following table presents the aggregate compensation which was earned by the Executive Officers for the fiscal years ended June 30, 1997, 1996 and 1995 for Tyrex and the six months ended June 30, 1997 and the calendar years 1996, 1995 and 1994 for 3Si:

                                                                                    Long-term compensation
                                              Annual compensation             ---------------------------------
                                      -------------------------------------           Awards            Payouts
                                                                  Other       ----------------------    -------         All
                                                                  annual      Restricted                               other
      Name and                                                    compen-       Stock       Options/      LTIP        compen-
 principal position       Year        Salary ($)     Bonus       sation (1)     Awards        SARs       payouts    sation(1)(2)
 ------------------       ----        ----------     -----       ----------     ------        ----       -------    ------------
TYREX OIL COMPANY:
Tom N. Richardson         1997         $52,500         -               -            -           -           -               -
     President, CFO       1996          52,500         -               -       $7,813           -           -               -
                          1995          52,500         -               -            -           -           -               -
3SI:
Frederick J. Slack        1997         $37,500         -               -            -           -           -         $13,279
     Chief Executive      1996          68,000         -               -            -           -           -          31,871
     Officer              1995          68,000         -               -            -           -           -          71,518
                          1994          68,000         -               -            -           -           -          45,775
Frank W. Backes           1997         $37,500         -               -            -           -           -         $13,279
     Vice-President       1996          68,000         -               -            -           -           -          31,871
                          1995          68,000         -               -            -           -           -          71,518
                          1994          68,000         -               -            -           -           -          45,775
Felipe L. Valdez          1997         $37,500         -               -            -           -           -         $13,279
     Chief Operating      1996          68,000         -               -            -           -           -          31,871
     Officer              1995          68,000         -               -            -           -           -          71,518
                          1994          68,000         -               -            -           -           -          45,775

   (1) Perquisites and other personal benefits or property did not, in aggregate, exceed $50,000 or 10% of the total compensation.
   (2) 3Si was a subchapter S corporation prior to its acquisition by Tyrex. Amounts indicated are distributions to the three officers of 3Si named above, made to them in their capacities as shareholders.

   There were no aggregated options or SAR exercises during the fiscal year ended June 30, 1997 and no unexercised options as of April 9, 1998.

CERTAIN TRANSACTIONS

   In connection with the sale of Tyrex's producing oil and gas properties on May 30, 1997, 10% of the purchase price was paid by, and a 10% interest in the properties was assigned to, Tom N. Richardson. Mr. Richardson paid the same price for his interest as did the non-affiliated purchasers of the remaining 90% interest.

   Other than as set forth herein, no officer, director or principal shareholder of Tyrex or 3Si has or proposes to have any direct or indirect material interest by security holdings, contracts or otherwise in the Company or in any assets proposed to be acquired by the Company or in any purchase, the value of which will be affected by the operations of the Company.

                        MEETINGS AND COMMITTEES OF THE BOARD

   The Board of Directors held 6 meetings during the fiscal year ended June 30, 1997. All directors were present for all but two of the meetings when 4 of the Directors were present. In addition, the Board acted by unanimous written consent on 2 occasions. The Company's officers have made a practice of keeping its directors informed of corporate activities by personal meetings and telephone discussions.

   At the present time the Company has no nominating, executive or similar committees. The Company has an audit committee currently consisting of Messrs. Slack and Valdez and Ms. Backus and a compensation committee currently consisting of Messrs. Richardson, Slack and Backes.

   Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during the fiscal year ended June 30, 1997, and for the subsequent quarters ended September 30, 1997, December 31, 1997 and March 31, 1998, the Company is unaware of any officer, director or beneficial owners of more than 10% of the Company's Common Stock who failed to file reports required by Section 16 of the Securities Exchange Act of 1934.

           PROPOSAL TO RATIFY THE CHANGE OF NAME OF THE COMPANY

   The Board of Directors of the Company is proposing to change the name of
the Company from Tyrex Oil Company to 3Si Holdings, Inc.   The change in the
name of the Company will help indicate the change in the nature of the business the Company is now engaged in as well as align the holding company's name with that of its significant operating subsidiary, 3Si, Inc. The Company also intends to change its trading symbol for its common stock currently traded on the over-the-counter market from "TYRX" to "3SIH".

    PROPOSAL TO RATIFY THE SELECTION OF JOHN M. HANSON & COMPANY, P.C.

   On July 21, 1997, the Board of Directors of the Company determined that it would: (a) engage the firm of John M. Hanson & Company, P.C. as the Company's independent auditors; and, (b) not continue to use the services of Hocker, Lovelett, Hargens & Skogen, P.C. The change was reported on Form 8-K dated July 21, 1997 to which reference is made for further information. John M. Hanson & Company, P.C. has no relationship with the Company except in its capacity as the Company's auditors.

   The audit reports of Hocker, Lovelett, Hargens & Skogen, P.C. on the financial statements of Tyrex as of May 28, 1997 and for each of the years in the two year period prior to the 11 month period then ended, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the 11 months and two fiscal years ended May 28, 1997, and the subsequent interim period through July 21, 1997, there were no disagreements with Hocker, Lovelett, Hargens & Skogen, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hocker, Lovelett, Hargens & Skogen, P.C., would have caused Hocker, Lovelett, Hargens & Skogen, P.C. to make a reference to the subject matter of the disagreements in connection with its audit reports.

   Although ratification of the appointment of John M. Hanson & Company, P.C. as the Company's independent auditors is not required by Wyoming corporate law or by the Company's Articles of Incorporation or Bylaws, the Board of Directors and the Audit Committee recommends this selection be ratified and approved by the shareholders. If shareholder approval is not received, the Board of Directors will reconsider the appointment of its auditors.

   It is expected that a representative of John M. Hanson & Company, P.C. will be present at the Meeting and will be given an opportunity to make a statement if he/she desires to do so. It is also expected that the representative will be available to respond to appropriate questions from shareholders.

                                   OTHER MATTERS

   The Board of Directors is aware of no other matters to be brought before the Meeting which requires a shareholder vote; if other matters properly come before the Meeting, it is the intention of the persons named in the solicited proxy to vote such proxy in accordance with their judgment.

   No compensation will be paid to any person in connection with solicitation of proxies. Brokers, banks, and other entities will be reimbursed out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. Special solicitation of proxies may in certain instances be made personally or by telephone by officers and employees of the Company and by employees of certain banking and brokerage houses. All expenses, estimated to be normal in connection with this solicitation, will be borne by the Company.

                       ANNUAL REPORT AND FINANCIAL STATEMENTS

   You are referred to the Company's Form 10-K filed with the Securities and Exchange Commission October 10, 1997, including financial statements filed therein for the fiscal year ended June 30, 1997. Attached for your information is recent information regarding the Company's financial results subsequent to June 30, 1997. The Form 10-K and other financial information is not incorporated in this proxy statement and is not to be considered part of the soliciting material. Copies of the Company's Annual Report for the fiscal year ended June 30, 1997, as filed with the Securities and Exchange Commission on Form 10-K, including financial statements and schedules thereto may be obtained by written request from Frederick J. Slack, 3Si, Inc., 6886 S. Yosemite Street, Englewood, Colorado 80112.

                 DEADLINE OF RECEIPT OF SHAREHOLDER PROPOSALS FOR
                 ANNUAL MEETING SCHEDULED TO BE HELD DECEMBER 1998

   Any proposal by a shareholder to be presented at the Company's next Annual Meeting of Shareholders scheduled to be held in December, 1998 must be received at the Company's offices, 6886 S. Yosemite Street, Englewood, Colorado 80112, no later than July 7, 1998. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.

                                By Order of the Board of Directors


                                /s/ Doris K. Backus
                                ---------------------------------------
                                Doris K. Backus, Corporate Secretary

                               TYREX OIL COMPANY
                    (and its current subsidiary, 3Si, Inc.)

                                                 April 9, 1998

Dear Tyrex/3Si Shareholders:

   We are pleased to forward to you the Proxy Statement for the Annual Meeting to be held April 30, 1998 at the 3Si offices in Englewood, Colorado and some selected current financial information.

     On May 28, 1997, Tyrex Oil Company (Tyrex) merged with 3Si, Inc. (3Si) 3Si is a wholly owned subsidiary of Tyrex although for financial statement purposes the merger has been accounted for as a purchase of Tyrex by 3Si.
As such, the information attached is predominantly that of 3Si both past and present versus Tyrex. On May 30, 1997, Tyrex sold all of its oil and gas properties. The operations of Tyrex subsequent to the merger include only a limited amount of operating expenses and interest income.

   3Si (Solution, System and Service Integration) has provided comprehensive computer information systems solutions for over 18 years to clients throughout the continent. Founded in 1979, as Kimbrough Computer Sales, Inc., 3Si offers a wide array of systems integration services, including Internet and network security services, software development, business needs assessments, hardware sales, maintenance and support, and technical consulting, training and education. Based on the increasing growth and future of 3Si products, the Board of Directors has recommended that the corporate name be changed from Tyrex Oil Company to 3Si Holdings, Inc.

   3Si is headquartered in Englewood, Colorado and has sales offices in Colorado Springs, Colorado; Albuquerque, New Mexico; St. Louis, Missouri; and, Raleigh, North Carolina. The Raleigh office directly supports 3Si's technical consulting sub-contract with the U.S. Postal Service while the Albuquerque office directly supports 3Si's Equipment and Services Schedule Contract (ESS Contract) with the State of New Mexico. As of December 31, 1997, 3Si had 136 employees.

   3Si is currently in the process of developing certain proprietary products, including technical feasibility, marketability and economic feasibility relative to products applicable to the Internet Security and Help Desk markets. We continue to explore ways to increase the value of our efforts for our shareholders in areas of efficiency, productivity and proprietary opportunities.

   We at 3Si are certainly excited about our activities and we look forward to serving you, our shareholders, into the future.

                                          Sincerely,
                                          Tyrex Oil Company

                                          /S/ FREDERICK J. SLACK

                                          FREDERICK J. SLACK, CEO

                                 TYREX OIL COMPANY
                           Selected Financial Information

              Quarter and Six Months Ended December 31, 1997 and 1996

                                    (Unaudited)

   This information is excerpted from the Company's Form 10-Q filed with the SEC on February 13, 1998. The accounting policies followed by the Company are those set forth in Note 1 to the Company's financial statements in the Company's report on Form 10-K and readers are advised to consider this information in conjunction with the Company's financial statements and footnotes thereto in its Forms 10-K and 10-Q's previously filed with the SEC. Operating results for the quarter and six months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ending June 30, 1998.

                                                 Quarter Ended                Six Months Ended
Operating Statement Information:                  December 31,                  December 31,
                                           1997                1996           1997                1996
                                           ----                ----           ----                ----
Net sales                               $7,866,614           5,917,634    $15,168,256          10,286,052
Net earnings (loss)                        $51,859            (197,079)       $97,007            (213,675)
Earnings (loss) per common share             $0.00             (656.93)         $0.00             (712.25)
Weighted average shares outstanding(1)  38,605,153                 300     38,949,289                 300


Balance Sheet Information:                    December 31, 1997                 June 30, 1997
                                                                                  (Audited)
Total Current Assets                              $7,264,572                      6,258,151
Total Property and Equipment, Net                    383,813                        362,742
Total Other Assets                                   631,595                        642,930
Total Assets                                      $8,279,980                      7,263,823
Total Current Liabilities                         $7,219,827                      4,490,749
Total Long-Term Debt                                  48,558                         64,502
Total Stockholders' Equity                         1,011,595                      2,708,572
Total Liabilities and Stockholders' Equity        $8,279,980                      7,263,823

Fred Slack, CEO of 3Si said, "We feel the substantial increase in sales (32.9%) and profitability for the quarter and year-to-date are a result of our completing the merger with Tyrex, paying off the royalty ($625,000) to 3Si's former stockholders, and refinancing our bank debt with a $5 million revolving line of credit facility. This afforded us the ability to successfully increase our sales for the quarter and year-to-date. More importantly, CALENDAR year sales grew from $19 million in 1996 to over $25 million in 1997."

Tyrex President Tom N. Richardson said, "Tyrex is pleased with the second quarter and year-to-date results as well as its completion of its self-tender offer on December 23, 1997 (whereby it paid $1,851,366 to acquire 6,005,626 shares into its treasury). Tyrex continues to be excited about the potential this merger creates to enhance shareholder values."

(1) Earnings per share for the quarter and six months ended December 31, 1997 is computed on the basis of the weighted average number of Tyrex common stock shares and includes shares issued as part of the Tyrex/3Si merger (i.e. subsequent to the merger). Shares outstanding for the quarter and six months ended December 31, 1996 are calculated using the 300 shares of 3Si ONLY outstanding at that time (prior to the merger).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION
With the merger of Tyrex and 3Si, the Company believes it has the financial resources to meet the Company's financial needs for its operations during the next fiscal year. As of December 31, 1997, the Company had working capital of approximately $45,000, which is subsequent to the completion of the self-tender offer discussed below.

Management expects to meet long-term liquidity requirements through cash flows generated by operations supplemented from time to time by short-term borrowings on the revolving line of credit (discussed below).

On October 27, 1997, the Company commenced its self-tender offer for up to 6,000,000 shares of its common stock (exclusive of shares issued in the 3Si merger) at a price of $0.30 per share. The offer was made pursuant to a Statement filed under Section 13e of the Securities Exchange Act of 1934 and Rule 13e-4 adopted thereunder. The self-tender was completed December 23, 1997. The Company, pursuant to the terms of the self-tender, paid $1,851,366 to acquire 6,005,626 shares (including fractional shares) into its treasury including offering costs of $49,678. Subsequent to completion of the self-tender, the Company has 33,756,798 shares outstanding and 6,050,626 shares in treasury of the 50,000,000 shares authorized of its $.01 par value common stock.

On September 30, 1997, the Company replaced its note payable with a bank with a revolving line of credit facility with another financial institution. The new revolving line of credit is at the prime rate of interest and permits the Company to borrow up to $5 million collateralized by accounts receivable and inventory computed under the terms of the agreement. The line is secured by substantially all of the assets of the Company. The line does require the Company to maintain certain financial ratios and limits the Company's ability to pay dividends. At December 31, 1997, due primarily to the completion of the self-tender offer, the Company is not in compliance with certain of its financial ratio covenants and is working with the lender to establish new covenants.

RESULTS OF OPERATIONS

QUARTER ENDED DECEMBER 31, 1997 COMPARED TO QUARTER ENDED DECEMBER 31, 1996

OVERVIEW
The Company realized net earnings from operations of $51,859 during the quarter ended December 31, 1997. The net earnings is created by 3Si's success in generating sales of approximately $7.9 million for the quarter, primarily in product sales as discussed further below. The Company also continues to invest in the Internet security business it commenced in July, 1996. Included in earnings from operations for the quarter is a loss by 3Si's Internet security business of approximately $129,000. This loss is attributable to the startup nature of the business whereby revenues generated by the Internet security division have not yet covered expenses.

COMPARATIVE ANALYSIS
Sales were approximately $7,867,000 during the quarter ended December 31, 1997. Total sales were up from the same period in the previous year by approximately $1,949,000 or 32.9%. This change is primarily the result of the Company's success in increasing product sales during the quarter and the United States Postal Service ("USPS") sub-contract. Product sales increased approximately $986,000, or 21.7% as sales to government agencies continued to increase from the same quarter last year. The USPS sub-contract sales for the second fiscal quarter of FY1998 and FY1997 were approximately $1,346,000 and $744,000, respectively, as employees on the contract increased from 43 in December 1996 to 80 in December 1997.

The Company's gross margin increased between quarters changing from 24.6% of sales in FY1997 to 30.5% in FY1998 due to the USPS sub-contract creating higher, consulting based margins (i.e. the compensation related to the delivery of the consulting sales is included in selling and administrative expenses versus cost of goods sold) offsetting lower product sales margins. Product sales margins continued to decline due to the effect of increased competition from 10.4% in the second quarter of FY1997 to 8.6% in the same quarter of FY1998. The Company also experienced a favorable impact on its gross margins due to the elimination of the royalty payment to 3Si's former stockholders. As part of the merger with Tyrex, Tyrex paid $625,000 to satisfy the License and Royalty agreement with 3Si's former stockholders.
This payment has been capitalized as an intangible asset and is being amortized using the straight-line method over 20 years.

Selling and administrative expenses increased approximately $788,000, or 51.1% due primarily to the addition of the labor costs associated with the USPS sub-contract. During the second quarter of FY1998, the Company incurred additional labor costs of approximately $510,000 relative to the USPS sub-contract; additional labor costs of approximately $154,000 relating to increased commissions paid during the quarter on increased gross margin derived; approximately $35,000 of Tyrex operating expenses which ceased December 31, 1997; and, the remainder relates to various other expenses including labor costs relating to the increase in personnel in general.

FISCAL SIX MONTHS ENDED DECEMBER 31, 1997 COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1996

The same dynamics which effected the quarter (and discussed above), impact the fiscal year-to-date results.

The Company realized net earnings from operations of $97,007 for the six months ended December 31, 1997 due to the Company's increased sales to approximately $15,168,000 compared to $10,286,000 for the same period last year. The increase is due to increases in hardware sales (approximately $3,105,000, or 40.1%) and increases in the USPS sub-contract revenues (approximately $1,210,000, or 87.1%).

The Company's gross margin increased between periods changing from 27.2% of sales in FY1997 to 30.4% in FY1998 due to the USPS sub-contract creating higher, consulting based margins offsetting lower product sales margins. Product sales margins declined from 11.4% for the first six months of FY1997 to 9.2% for the first six months of FY1998. The Company also experienced a favorable impact on its gross margins due to the elimination of the royalty payment to 3Si's former stockholders.

Selling and administrative expenses increased approximately $1,639,000, or 56.8% due primarily to the addition of the labor costs associated with the USPS sub-contract. During the first six months of FY1998, the Company incurred additional labor costs of approximately $987,000 relative to the USPS sub-contract. Additional selling and administrative expenses include: labor costs of approximately $415,000 relating to increased commissions paid during the quarter on increased gross margin derived; approximately $70,000 of Tyrex operating expenses which ceased December 31, 1997; and, the remainder relates to various other expenses including labor costs relating to the increase in personnel in general.

Interest expense decreased approximately $82,000 and $81,000 during the quarter and six months ended December 31, 1997, respectively, compared to the prior periods due to the Company's replacement of its note payable with a bank which was at prime plus 2.5% with a revolving line of credit facility with another financial institution at the prime rate of interest.

At December 31, 1997, the Company had 136 employees, including 80 servicing the USPS sub-contract in Raleigh, NC and 2 in Wyoming versus having had 102 in total at December 31, 1996 including 43 servicing the USPS sub-contract.